Exhibit 5.1

E:	lou@bevilacquapllc.com
T:	202.869.0888
W:	bevilacquapllc.com

November 15, 2023

Signing Day Sports, Inc.

8355 East Hartford Rd., Suite 100

Scottsdale, AZ 85255

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Signing Day Sports, Inc., a Delaware corporation (the “Company”), in connection with the registration for the reoffers and resales on a continuous or delayed basis by a certain stockholder who is an officer and employee of the Company (the “Selling Stockholder”) of up to 90,000 shares (the “Shares”) of common stock, $0.0001 par value per share, of the Company, issued to the Selling Stockholder by the Company pursuant to the Signing Day Sports, Inc. 2022 Equity Incentive Plan (the “Plan”). The Shares are included in a registration statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus included in the Registration Statement (the “Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) on November 15, 2023. This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares are validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BEVILACQUA PLLC

1050 Connecticut Ave., NW, Suite 500
Washington, DC 20036